EXHIBIT (d)(7)


BERTELSMANN, INC.
1540 Broadway
New York, NY  10036-4094                                     As of June 29, 1998

Attn: Mr. Bernhard Derlath
      VP Finance and Controller

                     Amended and Restated Letter Agreement

Gentlemen:

     Reference is made to the Letter Agreement, dated as of March 5, 1987, as amended by the First Amendment through the Thirteenth Amendment thereto, between Bertelsmann, Inc. and Commerzbank Aktiengesellschaft, Grand Cayman Branch (as heretofore amended, the "Letter Agreement"). In accordance with our recent conversations, and in consideration of the mutual promises contained herein and other good and valuable consideration (including, without limitation, the inclusion of Four Winds Funding Corporation as an additional funding source party hereto), the receipt and sufficiency of which are hereby acknowledged by the parties hereto, upon your acceptance hereof the parties hereto hereby amend and restate the Letter Agreement in its entirety effective as of the date hereof as follows:

     "We, Commerzbank Aktiengesellschaft (the "Bank"), acting through our respective Lending Offices (this term and certain other capitalized terms used herein are defined on Attachment 2 hereof), are pleased to confirm that, on the terms and conditions set forth herein, we hold available to you, Bertelsmann, Inc., a Delaware corporation (the "Borrower"), (i) a committed long term revolving credit facility (the "Revolver") in the aggregate amount of

                                 USD 80,000,000
                              (USD Eighty Million)

until July 14, 2003 (the "Maturity Date") for borrowings under any of the borrowing Options set forth below, subject to the terms and conditions hereof; and (ii) an uncommitted line of credit (the "Line of Credit") in the aggregate amount of

                                 USD 40,000,000
                              (USD Forty Million)
until further notice and available for borrowings under any of the borrowing Options set forth below and for utilizations under the Letter of Credit Option set forth below, subject to the terms and conditions hereof.

     The Borrower and the Bank hereby agree, and by its execution hereof Four Winds Funding Corporation, a Delaware corporation not affiliated with the Bank (the "Designated Lender"), hereby acknowledges and agrees, notwithstanding anything to the contrary herein, that any Loan made under either the Revolver or the Line of Credit may be funded from time to time by the Designated Lender in the Designated Lender's sole discretion, provided that the Bank shall fund any such Loan which the Designated Lender for any reason fails to fund after it has so elected to fund such Loan. Any Loan actually funded by the Designated Lender hereunder shall reduce the aggregate amount available to the Borrower for borrowings or utilizations under the Revolver or the Line of Credit, respectively, as the case may be, as if the same had been fully funded by the Bank hereunder. Your indebtedness (a) under the Revolver to the Bank shall be evidenced by the Committed Revolver Note in the principal amount of USD 80,000,000, substantially in the form of Attachment 1A hereto; (b) under the Line of Credit to the Bank shall be evidenced by the Line of Credit Note in the principal amount of USD 40,000,000, substantially in the form of Attachment 1B hereto; and (c) hereunder to the Designated Lender in respect of any Loans funded by it under (i) the Revolver shall be evidenced by the DL Tranche A Note in the principal amount of USD 80,000,000, substantially in the form of Attachment 1C hereto, and (ii) the Line of Credit shall be evidenced by the DL Tranche B Note in the principal amount of USD 40,000,000, substantially in the form of Attachment 1D hereto (the DL Tranche A Note and the DL Tranche B Note collectively, the "Designated Lender Notes").

     It shall be a condition precedent to any borrowings or utilizations hereunder that the Bank and the Designated Lender shall have received a Letter of Intent in a form satisfactory to each of them from Bertelsmann AG, Guetersloh, Germany (the "Parent"), in respect of the credit facilities made available hereunder.

     1. The Revolver; Borrowing Options. Subject to the terms and conditions herein, we will make advances available to you under any of the Options listed below from the date of your acceptance of this Agreement to the Maturity Date in an amount not to exceed USD 80,000,000 at any one time outstanding (such amount, unless reduced pursuant to Paragraph 6, constituting our "Commitment"). Within the limits of the Commitment, you may borrow, prepay in accordance with Paragraph 7 and reborrow, provided that each such Loan shall be repaid in full not later than the Maturity Date.

          (a) Eurodollar Rate Option: Eurodollar Rate Loans under the Revolver may be made at the Eurodollar Lending Office in minimum principal amounts of USD 500,000.00 and in integral multiples of USD 100,000.00 for fixed Interest Periods selected by the Borrower and agreed to by the Bank. The principal amount of each Eurodollar Rate Loan shall be repaid on the last day of the Interest Period therefor with accrued interest. The interest rate per annum for each Eurodollar Rate Loan will be negotiated not later than two Business Days prior to the requested drawdown and will equal the Eurodollar Rate plus 0.25% per annum. Interest for any Interest Period longer than three months shall also be payable on the last day of each calendar quarter after such loan is made.

          (b) Prime Rate Option: Prime Rate Loans under the Revolver may be made at the Domestic Lending Office either for an agreed-upon period or without a fixed maturity date (in each case not beyond the Maturity Date), as the parties may agree, at an interest rate per annum equal to our fluctuating Prime Rate. The principal amount of any Prime Rate Loan shall be repaid on the earlier of any agreed-upon maturity date or the Maturity Date and may be repaid, in whole or in part, on any earlier date selected by the Borrower, in each case with accrued interest on the principal amount repaid. Interest shall also be payable on the last day of each calendar quarter on any Prime Rate Loan then outstanding.

     2. The Line of Credit; Letter of Credit Option: The Line of Credit is not a commitment to extend credit but rather sets forth the procedures to be used in connection with your requests for uncommitted Loans under either interest Option set forth above and for the issuance of letters of credit by the Bank from time to time and, in the event that any such Loans are made or letters of credit are so issued, your obligations to us with respect thereto. The Bank, in its sole discretion, may notify the Borrower at any time orally or in writing that Loans and/or letters of credit are no longer available hereunder, but no such notice shall affect any outstanding Loan or letter of credit or the Borrower's obligations in respect thereof and hereunder. The Line of Credit may be used at the Domestic Lending Office to open documentary and/or stand-by letters of credit for the Borrower's account (not expiring after the Maturity
Date), subject to the Bank's prevailing terms and conditions for such letters of credit, including without limitation execution of the Domestic Lending Office's standard letter of credit application and agreement and payment of a letter of credit commission and customary fees and charges. So long as no Event of Default exists at such time, any disbursement by the Bank under a letter of credit shall, unless otherwise reimbursed on or before the date of such disbursement, be repaid by means of a Loan under the Line of Credit which shall accrue interest as selected by the Borrower in compliance with Paragraphs 4 and 10 hereof at either (a) the

Eurodollar Rate plus 0.25% per annum or (b) the Prime Rate; provided that if the Borrower fails to make any such selection, such Loan shall accrue interest as a Prime Rate Loan, payable on demand. At any time, the Line of Credit shall be deemed to have been utilized to the extent of the sum of outstanding Loans borrowed directly or resulting from unreimbursed letter of credit drawings hereunder plus the aggregate unexpired stated amount of outstanding letters of credit issued hereunder.

     3. The Notes. Your indebtedness hereunder shall be evidenced by the Committed Revolver Note, the Line of Credit Note and the Designated Lender Notes, respectively.

     4. Borrowing Procedure. Subject to the satisfaction of the applicable conditions of Paragraph 10 hereof, all borrowings outstanding on the date hereof under the (i) July 2002 Eurodollar Note (as defined in the Thirteenth Amendment to the Letter Agreement) shall automatically constitute Eurodollar Rate Loans under the Revolver, and (ii) New Line of Credit Promissory Note (as defined in the Letter Agreement) shall automatically constitute Eurodollar Rate Loans under the Line of Credit, in each case subject to the existing interest periods and terms applicable thereto as of the date hereof. Subject to the foregoing and the terms hereof, Loans will be made at your request upon notice to us made by telephone, telex or letter, and we shall be entitled to rely upon any such request which we reasonably believe in good faith has been made by an officer or other person authorized to borrow on the Borrower's behalf. We will confirm each Loan by sending you a confirmation containing the relevant terms and conditions, which confirmation shall constitute a supplement to and part of this Agreement. You agree to confirm the terms of each Loan by returning to the Bank a signed copy of the respective confirmation, but notwithstanding such confirmation, you shall be deemed to have incurred indebtedness from the Bank on terms and conditions set forth herein in the principal amount of any credit made to your current account with us or, if you have no account with us, equal to any amount transferred by us on your behalf. In the event of any conflict between the terms of any such confirmation and this Agreement, this Agreement shall control.

     Each confirmation or other document or instrument executed in connection with this Agreement shall be signed on your behalf by individuals duly authorized for such purposes by your borrowing resolution most recently delivered to us. Our obligation to make Loans hereunder is subject to the condition precedent that the corresponding funding in the relevant market and amount, and for the relevant period, is available to the respective Lending Office.

     5. Interest. Interest shall be calculated on the exact number of days elapsed based on a year of 360 days. Any amount of principal and, to the extent permitted by law, interest on any Loan hereunder and accrued letter of credit commissions and fees hereunder which is not paid when due, and any unreimbursed disbursements under any letter of credit occurring at any time when an Event of Default exists, shall bear interest until paid in full at a rate per annum equal to 2% above (a) the Prime Rate or, if less, (b) the rate in effect for the relevant Loan prior to the due date of such amount.

     6. Commitment Fee; Reduction of Commitment. You agree to pay the Bank a commitment fee of 0.125 of 1% per annum on the average daily unused portion of the Commitment from the date of your acceptance of this Agreement until the Maturity Date or any earlier date on which the Commitment hereunder terminates in whole or in part, payable on the last day of each March, June, September and December during the term of the Commitment and on the Maturity Date or such termination date, respectively. On at least two Business Days' notice, you may terminate or reduce the unused portion of the Commitment.

     7. Prepayment. On at least two Business Days' notice you may, or if it becomes unlawful for the Bank or the Designated Lender, as the case may be, to continue to fund or maintain outstanding any extension of credit or to perform its respective obligations hereunder then upon the Bank's demand (for itself or on behalf of the Designated Lender) you shall (and upon such demand the Commitment shall terminate), prepay each Loan with accrued interest to the date of prepayment on the amount prepaid, provided that if due to any such prepayment, or any other prepayment made by you hereunder (including without limitation prepayment made under Paragraph 9 or 13), we receive payment of principal of any such credit other than on the last day of the Interest Period (if any) therefor, you agree to compensate us upon our demand for any applicable Prepayment Costs in respect of the prepayment requested by the Borrower.

     Borrower hereby agrees that, upon the occurrence of any Event of Default referred to in Paragraph 13, it will deposit with the Domestic Lending Office the principal amount of each undrawn or partially-drawn unexpired letter of credit then opened hereunder. Such deposit shall be held by the Bank as collateral for (and the Borrower hereby grants to the Bank a security interest in such deposit in order to secure) the payment and performance of the Borrower's obligation to reimburse the Bank for Loans made hereunder as a result of letter of credit payments by the Bank, provided that promptly upon expiration of any letter of credit with any portion thereof remaining undrawn, if no Event of Default (or event which, with or without the passage of time or giving of notice or both, would constitute such Event) shall have occurred and then be continuing, a ratable portion of the deposit shall be returned to the Borrower.

     8. Payments and Notices. All payments of principal, interest and commitment fee hereunder shall be made in immediately available funds to the Federal Reserve Bank of New York, for the account of Commerzbank
Aktiengesellschaft, New York Branch, ABA no. 026008-044, reference:
Bertelsmann, Inc., Account No. 150/1000264/00, for the account of the respective Lending Office.

     If any payment becomes due hereunder or under the Notes, or any Interest Period for a Loan would otherwise end, on a day which is not a Business Day, then such payment shall be made, and such Interest Period shall end, on the next succeeding Business Day and such extension of time shall be included in the computation of interest due, but if, in the case of a Eurodollar Rate Loan, such payment or termination would occur in a new calendar month then the same shall occur instead on the next preceding Business Day.

     All notices and other communications hereunder shall be sent to you at your above address, or by telefax to 212-782-1005, or by telephone to 212-782-1110, in each case Attention: Mr. Bernhard Derlath; and to the Bank (subject to Paragraph 3 above) at 2 World Financial Center, New York, New York 10281- 1050, or by telex to 177338 CZBNY or by telephone to 212-266-7200, in each case
Attention: Corporate Banking Department.

     9. Increased Costs. If the Bank or the Designated Lender, as the case may be, shall determine that (a) due to any Legal Event, there shall be any increase in its cost of funding, making or maintaining any Loan or maintaining outstanding any letter of credit hereunder, or (b) due to any Legal Event regarding capital adequacy, the rate of return on its capital shall be reduced, as a consequence of any extension of credit hereunder, to a level below that which it could have achieved but for such Legal Event, then and in any such event you shall have the option of either (i) paying to the respective lender an amount necessary to compensate it for such increased cost and/or reduction or (ii) prepaying the principal amount of the relevant Loan plus accrued interest to the date of prepayment and/or making a deposit as described in Paragraph 7 above, together with any applicable Prepayment Costs.

     10. Closing Conditions. Each Loan will be made available to you upon your fulfillment of the applicable conditions precedent set forth on Attachment 3 hereto.

     11. Representations and Warranties. The Borrower hereby represents and warrants as follows:

          (a) It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          (b) The execution, delivery and performance by it of this Agreement and the Notes are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene its charter or by-laws or any law or contractual restriction binding on or affecting it.

          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by it of this Agreement or the Notes.

          (d) This Agreement is, and the Notes when delivered hereunder will be, its legal, valid and binding obligations enforceable against it in accordance with their respective terms.

          (e) There is no pending or threatened action or proceeding before any court, governmental agency or arbitrator which, if determined adversely, may materially adversely affect its financial condition or operations, except as disclosed in its financial statements for the year ending June 30, 1997.

          (f) No proceeds of any Loan or the Line of Credit will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, and no proceeds of any Loan or the Line of Credit will be used to purchase or carry any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

          (g) The consolidated balance sheets of the Borrower and its Subsidiaries as at June 30, 1997, and the related consolidated statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to us, fairly present the consolidated financial condition of it and its Subsidiaries as at such date and the respective consolidated results of operations for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since June 30, 1997, there has been no material adverse change in such condition or operations.

     12. Financial Statements. Applicable banking regulations and our own internal policies require us to maintain on file credit information sufficient for an adequate appraisal of our assets. Accordingly, it is hereby agreed that Borrower will provide to the Bank and Designated Lender, as soon as they become available, its audited annual consolidated financial statements including, without limitation, consolidated balance sheets and statements of income and changes in financial position.

     13. Events of Default. Upon the occurrence of any of the events listed on Attachment 4 as "Events of Default", the Commitment shall automatically terminate and the Bank and the Designated Lender severally may declare their respective Notes and all Loans, interest thereon and all other amounts then outstanding thereunder to be, whereupon the same shall be, and in the case of an Event of Default specified in Paragraph 6 of said Attachment the same shall automatically be, immediately due and payable, without presentment, demand, protest or further notice of any kind, the same being hereby expressly waived by you, whereupon all such Loans, interest and amounts shall be immediately due and payable.

     14. Costs and Expenses. The Borrower agrees to pay on demand all losses, costs and expenses, if any, of the Bank and the Designated Lender in connection with the enforcement of this Agreement and the Notes including, without limitation, the reasonable fees and out-of-pocket expenses of external counsel for the Bank.

     15. Binding Effect and Severability. This Agreement and the Notes shall be binding upon and inure to the benefit of all parties hereto and their respective successors and assigns, provided that the Borrower shall not have the right to transfer any of its rights or obligations hereunder without the Bank and the Designated Lender's prior written consent. If any provision of this Agreement or the Notes shall be held to be invalid or unenforceable, in whole or in part, neither the validity nor the enforceability of the remainder hereof or thereof shall in any way be affected. Nothing herein shall prohibit
(a) the Bank from pledging or assigning its Notes to any Federal Reserve Bank in accordance with applicable law, or (b) the Designated Lender from assigning its Notes or any Loan it funds hereunder to the Bank or any affiliate thereof.

     16. Governing Law and Jurisdiction. This Agreement and the Notes shall be governed by and construed in accordance with the law of the State of New York. Place of jurisdiction for both parties shall be the State and Federal courts sitting in New York City, New York, to the jurisdiction of which you hereby irrevocably submit.

     17. No Bankruptcy Proceedings. The Borrower agrees that it will not institute, or join with any other party in instituting, against the Designated Lender any bankruptcy, insolvency, reorganization, arrangement or liquidation proceeding under any federal or state bankruptcy or similar law, for one year and one day after the payment in full of the latest outstanding senior indebtedness issued by the Designated Lender.

     18. Effectiveness; Superseding Agreement. It is a condition precedent to the effectiveness of this Agreement that the Borrower shall have duly executed and delivered to the Bank and the Designated Lender their respective Notes. Upon such execution and delivery, the Bank shall return to the Borrower the July 2002 Eurodollar Note and the New Line of Credit Promissory Note, duly canceled. This Agreement and the Notes (collectively, the "Credit Documents") constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and there are no understandings, promises, representations or warranties of the Borrower, the Bank or the Designated Lender relative to the subject matter hereof not expressly set forth in the Credit Documents. This Agreement supersedes and replaces the Letter Agreement in its entirety; provided that upon the effectiveness hereof, all borrowings and letters of credit issued thereunder at such time then outstanding shall constitute and be deemed to be Loans and letters of credit outstanding hereunder in accordance with the terms hereof."

     Kindly express your agreement to the foregoing terms by returning to us the attached copy of this Agreement, duly signed. We appreciate this opportunity to be of continued service to your fine company and look forward to a long and mutually beneficial relationship.

                           Very truly yours,

COMMERZBANK AG, New York Branch and Grand Cayman Branch


By:                                            By:
   ---------------------------------------        ------------------------------
Title: David A. Wagner                         Title: Markus Tappe
       Assistant Treasurer                            Vice President


FOUR WINDS FUNDING CORPORATION

By:   COMMERZBANK AG, NEW YORK BRANCH, as Administrator and
      Attorney-in Fact


By:                                            By:
   ---------------------------------------        ------------------------------
Title: Carl H. Jackson                         Title: James F. Ahern
       Vice President                                 Vice President


AGREED AND ACCEPTED:

BERTELSMANN, INC.


By:                                            By:
   ---------------------------------------        ------------------------------
Name:  Bernhard Derlath                        Name:  Robert J. Sorrentino
Title: VP Finance Controller                   Title: Chief Operating Officer


Date:    June 29, 1998

BERTELSMANN, INC.
1540 Broadway
New York, New York  10036-4094

Attention:  Mr. Robert J. Sorrentino                               July 26, 2000
            President & Chief Executive Officer

            Limited Waiver for Amended and Restated Letter Agreement

Ladies and Gentlemen:

     Pursuant to your request, and solely in connection with your intended acquisition of certain shares of capital stock of CDNOW, Inc. (the "Transaction"), we, Commerzbank Aktiengesellschaft, New York and Grand Cayman Branches, and Four Winds Funding Corporation, in our capacities as lenders under and parties to that certain Amended and Restated Letter Agreement dated as of June 29, 1998 (the "Credit Agreement") among Bertelsmann, Inc. and the undersigned, do hereby waive the first clause of numbered paragraph 11(f) of the Credit Agreement with respect only to the use of proceeds thereunder for any transaction subject to sections 13 and 14 of the Securities Exchange Act of 1934, as amended.

     This Limited Waiver is restricted in scope solely to the terms specified herein as applied to the Transaction and shall have no effect with respect to any other circumstances or transaction, whether similar or otherwise, arising in the future or presently contemplated. The Credit Agreement as heretofore amended by the First Amendment thereto shall remain in full force and effect except and only to the extent as specified in this Limited Waiver.

         Very truly yours,

COMMERZBANK AG                                 FOUR WINDS FUNDING
                                               CORPORATION
New York and Grand Cayman Branches             By: COMMERZBANK AG, New
                                               York Branch as Administrator and
                                               Attorney-in-Fact


By:                                            By:
   ---------------------------------------        ------------------------------
Title: Andreas Schwung                         Title: James F. Ahern
       Vice President                                 Senior Vice President


By:                                            By:
   ---------------------------------------        ------------------------------
Title: Isabel Zeissig                          Title: David A. Wagner
       Assistant Treasurer                            Assistant Treasurer

AGREED TO AND ACCEPTED:

BERTELSMANN, INC.


By:
   ------------------------------------
Title: President and CEO

BERTELSMANN, INC.
1540 Broadway
New York, New York  10036-4094

Attention: Mr. Robert J. Sorrentino
           Executive Vice President &
           Chief Operating Officer                                 July 13, 2000

                                Second Amendment

Ladies and Gentlemen:

     Reference is made to the Amended and Restated Letter Agreement, dated as of June 29, 1998, as amended, among Bertelsmann, Inc. (the "Borrower"), Commerzbank Aktiengesellschaft, New York and Grand Cayman Branches (the "Bank") and Four Winds Funding Corporation (the "Designated Lender"), a Delaware corporation not affiliated with the Bank (the "Letter Agreement"; unless otherwise indicated herein, capitalized terms herein have the meanings assigned thereto in the Letter Agreement).

     In accordance with our recent conversations, and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, upon your acceptance hereof the parties hereto hereby make the following amendments to the Letter Agreement:

     1. The date set forth as the defined term "Maturity Date" for the Revolver on the first page, second paragraph of the Letter Agreement is hereby amended to read as follows:

                                "July 14, 2005"

     2. Your indebtedness under the Revolver of the Letter Agreement, as hereby amended shall be evidenced by an amended and restated committed revolver promissory note substantially in the form of Attachment 1A hereto in the amount of $80,000,000.00. Upon receipt by the Bank of the executed copy of Attachment 1A, which shall thereby constitute the Committed Revolver Note for the purposes of the Letter Agreement, the Bank will return to you your current Committed Revolver Note date as of July 13, 1999 now in our possession.

     3. Each reference in the Letter Agreement shall be deemed to be a reference to the Letter Agreement as amended hereby.

     Except as expressly modified herein, the Letter Agreement shall remain in full force and effect and is hereby confirmed and ratified in all respects.

     This Second Amendment to Letter Agreement shall be governed by and construed in accordance with the law of the State of New York.

     We kindly ask you to express your acceptance of the above amended terms by executing and returning to us the attached execution copies of (i) this Second Amendment to Letter Agreement and (ii) the Committed Revolver Note.

Very Truly Yours,

COMMERZBANK AG
New York and Grand Cayman Branches


By:                                            By:
   ---------------------------------------        ------------------------------
Title: Andreas Schwung                         Title: Isabel Zeissig
       Vice President                                 Assistant Treasurer

FOUR WINDS FUNDING CORPORATION

By: COMMERZBANK AG, NEW YORK BRANCH, as Administrator and
    Attorney-in-Fact


By:                                            By:
   ---------------------------------------        ------------------------------
Title: Tom Ausfahl                             Title: Carl H. Jackson
       Vice President                                 Senior Vice President

Agreed to and Accepted:

BERTELSMANN, INC.


By:
   ---------------------------------------
Title:   President and CEO

Date:   August 1, 2000

Bernhard U. Derlath
Vice President
Finance & Controller

BERTELSMANN, INC.
1540 Broadway
New York, New York  10036-4094

Attention: Mr. Bernhard Derlath
           VP Finance and Controller                               July 13, 1999

                                First Amendment

Ladies and Gentlemen:

     Reference is made to the Amended and Restated Letter Agreement, dated as of June 29, 1998, among Bertelsmann, Inc. (the "Borrower"), Commerzbank Aktiengesellschaft, New York and Grand Cayman Branches (the "Bank") and Four Winds Funding Corporation (the "Designated Lender"), a Delaware corporation not affiliated with the Bank (the "Letter Agreement"; unless otherwise indicated herein, capitalized terms herein have the meanings assigned thereto in the Letter Agreement).

     In accordance with our recent conversations, and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, upon your acceptance hereof the parties hereto hereby make the following amendments to the Letter Agreement:

     1. The date set forth as the defined term "Maturity Date" for the Revolver on the first page, second paragraph of the Letter Agreement is hereby amended to read as follows:

                                "July 14, 2004".

     2. Your indebtedness under the Revolver of the Letter Agreement, as hereby amended, shall be evidenced by an amended and restated committed revolver promissory note substantially in the form of Attachment 1A hereto in the amount of $80,000,000.00. Upon receipt by the Bank of the executed copy of Attachment 1A, which shall thereby constitute the Committed Revolver Note for the purposes of the Letter Agreement, the Bank will return to you your current Committed Revolver Note dated as of June 29, 1998 now in our possession.

     3. The following new paragraph 19 shall be added to the Letter Agreement:

     "19. Year 2000 Compliance. The Borrower is performing a continuing review of its day-to-day internal operations to assess whether its business will be vulnerable to a Year 2000 Problem and based on the review completed to date, the Borrower does not believe that an Event of Default or a material adverse effect in the financial condition, operations, business assets or prospects of the Borrower could result from a Year 2000 Problem. "Year 2000 Problem" means any significant risk that the performance or functionality of the Borrower's proprietary and third party computer hardware and software systems or equipment containing embedded chips (collectively, "Systems") will be adversely affected by the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other use of data containing or dependent on dates or time periods before, during or after the year 2000."

     4. Each reference in the Letter Agreement shall be deemed to be a reference to the Letter Agreement as amended hereby.

     Except as expressly modified herein, the Letter Agreement shall remain in full force and effect and is hereby confirmed and ratified in all respects.

     This First Amendment to Letter Agreement shall be governed by and construed in accordance with the law of the State of New York.

     We kindly ask you to express your acceptance of the above amended terms by executing and returning to us the attached execution copies of (i) this First Amendment to Letter Agreement and (ii) the Committed Revolver Note.

Very truly yours,

COMMERZBANK AG
New York and Grand Cayman Branches


By:                                            By:
   ---------------------------------------        ------------------------------
Title: Peter T. Doyle                          Title: Andreas Schwung
       Assistant Vice President                       Vice President

FOUR WINDS FUNDING CORPORATION

By:   COMMERZBANK AG, NEW YORK BRANCH, as Administrator and
      Attorney-in-Fact


By:                                            By:
   ---------------------------------------        ------------------------------
Title: James F. Ahern                          Title:
       Vice President

Agreed to and Accepted:

BERTELSMANN, INC.


By:
   ---------------------------------------
Title:

Date:   July 15, 1999

Bernhard U. Derlath
Vice President
Finance & Controller


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